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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         ALTIGEN COMMUNICATIONS, INC.

                               (Name of Issuer)
                                 COMMON STOCK
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  021489 10 9
-------------------------------------------------------------------------------
                                (CUSIP Number)

                               DECEMBER 31, 1999
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               []     Rule 13d-1(b)

               []     Rule 13d-1(c)

               [x]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (3-98)
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CUSIP No.   021489 10 9

-------------------------------------------------------------------------------
        1.   Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

                                  Gilbert Hu
-------------------------------------------------------------------------------
        2.  Check the Appropriate Box if a Member of a Group (See Instructions)

                (a)  []
                (b)  []
-------------------------------------------------------------------------------
        3.  SEC Use Only
-------------------------------------------------------------------------------
        4.  Citizenship or Place of Organization  United States
-------------------------------------------------------------------------------
Number of Shares     5.  Sole Voting Power  1,221,799
 Beneficially      ------------------------------------------------------------
 Owned by Each       6.   Shared Voting Power  211,660
 Reporting         ------------------------------------------------------------
 Person With:        7.   Sole Dispositive Power  1,221,799
                   ------------------------------------------------------------
                     8.   Shared Dispositive Power  211,660
-------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
          1,433,459
     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     11.  Percent of Class Represented by Amount in Row (9)  10.2%
-------------------------------------------------------------------------------
     12.   Type of Reporting Person (See Instructions)  IN
-------------------------------------------------------------------------------

Item 1.

   (a)     Name of Issuer       ALTIGEN COMMUNICATIONS, INC.

   (b) Address of Issuer's Principal Executive Offices 47427 Fremont Blvd., Fremont, CA 94538

Item 2.

   (a)     Name of Person Filing  Gilbert Hu

   (b) Address of Principal Business Office or, if none, Residence 47427 Fremont Blvd., Fremont, CA 94538

   (c)     Citizenship        United States

   (d)     Title of Class of Securities      Common Stock

   (e)     CUSIP Number        021489 10 9

Item 3.

   Not applicable

Item 4.   Ownership

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a)    Amount of beneficially owed:  1,433,459

   (b)    Percent of class:  10.2%

   (c)    Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote.
                  1,221,799

         (ii)     Shared power to vote or to direct the vote.
                  211,660

         (iii)    Sole power to dispose or to direct the disposition of.
                  1,221,799

         (iv)     Shared power to dispose or to direct the disposition of.
                  211,660

Item 5.         Ownership of Five Percent or Less of a Class

     Not applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

     Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not applicable

Item 8.   Identification and Classification of Members of the Group

     Not applicable

Item 9.   Notice of Dissolution of Group

     Not applicable

Item 10.   Certification

     Not applicable

SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                                        February  7, 2000
                                                        -----------------
                                                             Date

                                                        /s/ Gilbert Hu
                                                        -----------------
                                                           Signature

                                                           Gilbert Hu
                                                        -----------------
                                                           Name/Title